Aberdeen Standard Silver ETF Trust S-3/A

Exhibit 99.1

160 Queen Victoria Street London EC4V 4QQ UK +44 (0) 20 7184 7000 Main +44 (0) 20 7184 7001 Fax DX 30 London www.dechert.com
Aberdeen Standard Investments ETFs Sponsor LLC as sponsor to Aberdeen Standard Silver ETF Trust 712 Fifth Avenue, 49th Floor New York, NY 10019	Our Ref: 960773/

9 July 2020

Dear Sir/Madam,

Re:	Aberdeen Standard Silver ETF Trust (the “Trust”) - Form S-3 Registration Statement under the Securities Act of 1933

We have been asked to give this opinion in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus included in Part 1 of the Registration Statement, under the Securities Act of 1933, as amended (the 1933 Act), filed on 9 July 2020. The Registration Statement relates to the proposed registration under the 1933 Act of 11,950,000 Shares of Aberdeen Standard Physical Silver Shares ETF (the “Shares”) representing units of fractional undivided beneficial interest in and ownership of the Trust.

This opinion is provided for the sole purpose of the Registration Statement, is limited to the matters opined on herein and does not extend, nor may be implied to extend, to any other matter.

Terms used in this opinion but not otherwise defined herein have the meanings set out in the Registration Statement.

Documents Examined

1	In arriving at our opinions expressed below we have examined conformed copies of:
•	the Allocated Account Agreement made with effect on and from 29 March 2019 between JPMorgan Chase Bank, N.A., as Custodian and The Bank of New York Mellon in its capacity as trustee of the Aberdeen Standard Silver ETF Trust (the “Allocated Account Agreement”); and
•	the Unallocated Account Agreement made with effect on and from 29 March 2019 between JPMorgan Chase Bank, N.A., as Custodian and The Bank of New York Mellon, in its capacity as trustee of the Aberdeen Standard Silver ETF Trust (the “Unallocated Account Agreement”); (the Allocated Account Agreement and the Unallocated Account Agreement together the “Custody Agreements”, and the parties to the Custody Agreements the “parties”).

Dechert LLP is a limited liability partnership registered in England & Wales (Registered No. OC306029) and is authorised and regulated by the Solicitors Regulation Authority.

A list of the names of the members of Dechert LLP (who are solicitors or registered foreign lawyers) is available for inspection at our registered office at the above address.

Dechert practices as a limited liability partnership or limited liability company other than in Dublin and Hong Kong.

Scope of Opinion

2	The scope of this opinion is as follows:
2.1	We express no opinion as to matters of fact.
2.2	We have not examined any agreements, deeds, instruments or other documents entered into by or affecting the Custody Agreements or the parties or any of their respective records and we have not made any other enquiries concerning the parties. We do not express any opinion in relation to the compliance of the Registration Statement or the offering of Shares thereunder with the laws, rules, requirements, customs or practices of the Securities and Exchange Commission or any other regulatory authority.
2.3	In giving this opinion we have relied upon the documents referred to in paragraph 1 (Documents Examined) above and have not independently established their accuracy.
2.4	This opinion is based upon and confined to the laws of England in force as at the date of this opinion, as currently applied and construed by the courts in England. We express no opinion on (i) European Union law as it affects any jurisdiction other than England or (ii) the laws of New York, the United States or any other jurisdiction. This opinion does not relate to facts or laws or to the interpretation of laws, including any changes to any of the foregoing, after the date of this opinion and we do not assume any obligation to update this opinion or to inform you of any changes to facts or laws. We have made no investigation of, and this opinion does not address, the laws of any jurisdiction other than England and we assume that no foreign law affects this opinion. To the extent that the laws of any other jurisdiction may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws.
2.5	This opinion is, and any non-contractual obligations arising out of this opinion are, governed by and shall be construed in accordance with English law.
2.6	The opinions set forth in this opinion are strictly limited to the matters stated in paragraph 4 (Opinion). Except where expressly provided herein, all of the opinions expressed in this opinion are based on the assumptions set out in paragraph 3 (Assumptions) and are subject to, and limited by, the qualifications set out in paragraph 5 (Qualifications).

2.7	We express no opinion on any issue regarding the taxation of, or any tax issue in relation to, the Custody Agreements, any transactions or documents contemplated by the Custody Agreements, or the Addressee or any other person or entity.

Assumptions

3	In giving this opinion we have assumed:
3.1	The completeness and conformity to the original executed documents of the copy Custody Agreements referred to in paragraph 1.
3.2	The parties and any other person referred to in the Custody Agreements had been duly incorporated as at 29 March 2019, were as at 29 March 2019 and are, at the date of this opinion, validly existing and had due power and authority as at 29 March 2019 to enter into and be bound by the arrangements contemplated by the Custody Agreements.
3.3	The due execution, delivery and performance of the Custody Agreements by each of the parties thereto.
3.4	The Custody Agreements accurately record all terms agreed between the parties thereto and have not been terminated and there are no other agreements (whether written or oral) or collateral arrangements between any of the parties to the Custody Agreements which terminate, modify, supersede, vary or waive any of the terms of the Custody Agreements.
3.5	The representations and warranties set out in the Custody Agreements are, to the extent related to matters of fact, true and correct in all respects.
3.6	The acceptance, execution and performance of the obligations of the parties under the Custody Agreements will not result in the breach of, or infringe or require any consent under, any other agreement, instrument, deed or arrangement entered into by or binding on any of the parties thereto.
3.7	The Custody Agreements has been entered into for bona fide commercial reasons, on arm's length terms and for commercial benefit by each of the parties thereto and will not be affected by fraud, coercion, bad faith, undue influence or mistake.
3.8	The directors and/or officers (as the case may be) of the parties in authorising and/or ratifying the execution of the Custody Agreements have exercised their powers in accordance with their duties under all applicable laws.

3.9	Due compliance with all matters (including without limitation, the obtaining of necessary consents, licences, authorisations and approvals of any person or governmental authority and the making of necessary filings and registrations) required in connection with the Custody Agreements (or the transactions contemplated thereby) in jurisdictions other than England has been effected and that such compliance remains in full force and effect and will continue to be effective where required for the validity and enforceability under any laws (other than English law) of the Custody Agreements.
3.10	There are no provisions of the laws of any jurisdiction other than England which would be contravened by the execution and delivery of the Custody Agreements and insofar as any obligation under the Custody Agreements is to be performed in any jurisdiction other than England, its performance will not be illegal or unenforceable by virtue of the laws of that jurisdiction.
3.11	The copies of the Custody Agreements referred to in paragraph 1 (Documents Examined) are true, complete and up to date and there is no other fact, matter or document (whether legally binding or not) which affects this opinion.
3.12	That no act, omission or thing has occurred or failed to occur (including all consents, licences, approvals, notices, filings, and registrations required to made or obtained) in the period commencing on 29 March 2019 until the date of this opinion which would have the effect of vitiating, invalidating, voiding, waiving, setting aside, repudiating, rendering unenforceable or in any way impairing any of a party’s rights and/or obligations under the Custody Agreements;

Opinion

4	Based upon the foregoing and subject to the qualifications and any other matters set out below, and subject to matters not disclosed to us and to matters of fact which would affect the conclusions set out below, we are of the opinion that the Custody Agreements constitute legally binding and enforceable obligations of the Custodian and Trustee.

Qualifications

5	Our opinions in this opinion are subject to the qualifications set out in this section 5.

Enforceability

5.1	The phrase "enforceable" as used in this opinion means that the obligations assumed by the relevant party under the relevant document are of the type which the English courts typically enforce. It does not mean that the English courts will enforce that obligation in every circumstance in accordance with its respective terms. Enforcement may be limited, including in the following circumstances:
5.1.1	The power of an English court to order specific performance of an obligation or to order any other equitable remedy is discretionary and, accordingly, an English court might make an award of damages where specific performance of an obligation or any other equitable remedy was sought if damages were considered by the court to be an adequate remedy;
5.1.2	An English court may choose not to enforce a contract to the extent that performance or observance thereof would be incompatible with English public policy, contrary to any applicable mandatory rules or unlawful in the place where it is to be performed;
5.1.3	Enforcement of rights may be or become limited by prescription, by the lapse of time or be barred under the Limitation Act 1980 (as amended) or the Foreign Limitation Periods Act 1984 (as amended, including by The Law Applicable to Non-Contractual Obligations (England and Wales and Northern Ireland) Regulations and The Law Applicable to Contractual Obligations (England and Wales and Northern Ireland) Regulations, or may become subject to a defence of set-off or counterclaim;
5.1.4	In any action brought in the English courts, English law as to matters of evidence and procedure would be applied. In certain circumstances English courts may be prevented from or decline to exercise their jurisdiction, for example where another court is already seized with jurisdiction in the matter;

5.1.5	An English court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances – for example, if proceedings are brought elsewhere;
5.1.6	An English court will only assume jurisdiction over a dispute and give judgment if the defendant has been properly served with legal process;
5.1.7	Enforcement of obligations of the parties under the Custody Agreements may be limited by bankruptcy, insolvency, liquidation, administration, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors and the obligations of debtors in England or in any other jurisdiction which is the lex situs of the relevant party or its assets, as such laws may be applied in the event of the bankruptcy, insolvency, liquidation, administration, moratorium, reorganisation or other similar proceedings with respect to such party and to the general principles of equity, and this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, administrative receivership, moratorium or analogous circumstances and similar laws generally affecting the rights of creditors;
5.1.8	An agreement may be held by an English court to be discharged if its performance is frustrated by events occurring after it is made;
5.1.9	Under the rules of procedure applicable, an English court may, at its discretion, order a claimant to an action, being a party who is not ordinarily resident in some part of the United Kingdom, to provide security for costs;
5.1.10	If a person is (or is controlled by or otherwise connected with another person which is) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or United Kingdom sanctions, anti-terrorism, anti-corruption, anti-money laundering laws and regulations implemented or effective in the United Kingdom or is otherwise the target of any such laws or regulations, then obligations owed to or by that person may be unenforceable or void;
5.1.11	Where we express an opinion on the enforceability of the obligations of the parties, such opinion relates to enforceability of those obligations subject to the terms of the Custody Agreements. For example, where the Custody Agreements are subject to a condition precedent, obligations under that document may not be enforceable until such condition has been satisfied.

5.2	Under the English law doctrine of privity of contract a contractual obligation cannot generally be enforced against someone who is not a party to the contract. This means, for example, that the performance by the Sponsor of the obligation in clauses 9.2 of the Unallocated Account Agreement and 10.2 of the Allocated Account Agreement to pay the Custodian on demand all costs, charges and expenses is contractually enforceable by the Custodian against the Trustee but not against the Sponsor.
5.3	To the extent that any provision of the Custody Agreements may operate to amend or vary, or to require the amendment or variation of, any other agreement, instrument, deed or arrangement entered into by or binding on the parties, we express no opinion as to whether such amendment or variation would be effective or enforceable under the terms of such other agreement, instrument, deed or arrangement.
5.4	The choice of law of English law to govern the Custody Agreements may not be upheld by the English courts if the court determined that the choice of law was not bona fide and legal or if there were reasons for avoiding such choice of law on the grounds that its application would be inconsistent with public policy. Such choice of law may not be upheld, for example, if it was made with the intention of evading the law of the jurisdiction with which the contract had its most substantial connection and which, in the absence of English law, would have invalidated the contract or been inconsistent therewith. Such choice of law would not be recognised or upheld by the English courts where to do so would be inconsistent with Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome 1) or The Law Applicable to Contractual Obligations (England and Wales and Northern Ireland) Regulations 2009 (SI/2009/3064). Certain trusts could be modified to the extent provided by and in the circumstances set out in the Hague Convention on the Law Applicable to Trusts and their recognition, as enacted by the Recognition of Trusts Act 1987.
5.5	We give no opinion that the choice of English law to govern the Custody Agreements and/or the agreement that the Custody Agreements will be construed in accordance with English law will be held to be valid and enforceable by the courts of the State of New York and/or the United States federal court in the Borough of Manhattan and/or any other court of competent jurisdiction (outside England and Wales) which may be called upon to settle any dispute or claim which may arise out of or in connection with the Custody Agreements.

5.6	Where a party to the Custody Agreements is vested with discretion or may determine a matter in its opinion, a court may imply or require that such discretion is exercised in good faith and for a proper purpose, and that such determination is made in good faith based on reasonable grounds.
5.7	Claims under the Custody Agreements may become subject to defences of set-off or counterclaim.
5.8	An English court may decide that failure to exercise a right operates as a waiver of that right, notwithstanding a provision to the contrary.
5.9	Any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion.
5.10	We express no opinion as to any obligation which the Custody Agreements may purport to establish in favour of any person who is not a party to the relevant agreement.
5.11	There is some possibility that an English court would hold that a judgment on the Custody Agreements whether given in an English court or elsewhere, would supersede the relevant agreement to all intents and purposes.
5.12	Under English law, an agreement may be varied, amended or discharged, or any provision thereof waived, by a further agreement or effected by a collateral agreement which may be effected by oral agreement between the parties, or by a course of conduct, notwithstanding any provision to the contrary.
5.13	An English court may not give effect to any clause of the Custody Agreements which would involve the court in making a new contract for the parties.
5.14	Despite a provision in the Custody Agreements to the effect that the written terms of the Custody Agreements constitute the entire agreement between the parties to it, a court may hold that oral or other assurances given in the course of negotiations may be binding.
5.15	An English court may refuse to give effect to any provision in the Custody Agreements for the payment of or indemnification against the costs and expenses in respect of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before an English court or where the court has itself made an order for costs.

5.16	Confidentiality obligations may be overridden by the requirements of legal process.
5.17	We do not give any opinion that any clause in the Custody Agreements, would be upheld in any English court if found to be contrary to the privacy and human rights legislation prevailing under English law.
5.18	A party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation and the English courts will generally not enforce an obligation if there has been fraud.
5.19	A provision on deemed notification or any other provision which deems something to have been done may be ineffective, to the extent that it is established as a matter of fact that such notification was not effected or that thing was not done.
5.20	In the event that the Trustee resigns or is removed as trustee of the Trust in circumstances whereby no successor is immediately appointed, an English court could construe the Custody Agreements as invalid by virtue of having only one party.
5.21	We have reviewed the Custody Agreements in isolation from the rules, regulations, practices and customs of the London Bullion Market Association and/or the Bank of England, as well as from the rules, regulations, practices, customs and laws of any other applicable government, regulatory or government authority or other body applicable to silver or banking or custody arrangements and as to which we consequently express no opinion.
5.22	We do not give any opinion as regards the likely outcome of the bringing of proceedings in relation to the Custody Agreements in New York or any other jurisdiction outside England and Wales.
5.23	We give no opinion as to the likelihood or otherwise of the English courts agreeing to enforce a judgment of the New York courts or a judgment of the courts of any other jurisdiction in relation to the Custody Agreements.
5.24	The effectiveness and enforceability of the terms exculpating a party from a liability or duty (including, without limitation, any purported exculpation or limitation of liability for fraud or wilful default) are limited by law.

5.25	Provisions considered by the English courts to lack certainty may not be enforceable.
5.26	In the event of any proceeding being brought or any judgment being enforced in an English court in respect of a monetary obligation expressed in a currency other than pounds sterling, such court would have power to give judgement expressed as an order to pay in such currency but could decline to do so, at its discretion.
5.27	Any obligation to pay additional amounts in circumstances of breach or default might be held to be unenforceable under English law on the ground that it is a penalty.
5.28	We do not express any opinion on any competition law or anti-trust implications of the transactions contemplated by the Custody Agreements and in particular under the Fair Trading Act 1973, the Competition Act 1998, the Enterprise Act 2002 and the Treaty of Rome.

Benefit of Opinion

6	The opinions expressed herein are given solely for the benefit of the Addressee in connection with the Custody Agreements and filing of the Registration Statement. This opinion may not, without our prior written consent, be relied upon or disclosed for any other purpose or relied upon by any other person.

Yours faithfully

/s/ Dechert LLP